UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2007
_________________________

EAU Technologies, Inc.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	000-51807	87-0654478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1464 West 40 South, Suite 200, Lindon, Utah 84042
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (801) 443-1031

N/A
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2007, Peter F. Ullrich and Water Science LLC (“WS”), shareholders of EAU Technologies, Inc. (the “Company”), advanced $500,000 to the Company as a short-term loan. The parties expect that the advance will be applied toward the exercise price for the Warrants held by WS. The Warrants were issued as part of the $4.2 million financing transaction announced in the Company’ Form 8-K filed on May 15, 2007.

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On October 9, 2007, WS exercised a portion of its warrants and the Company issued 1,538,463 shares of common stock to WS, at an exercise price of $1.30 per share.

On May 7, 2007, Charlie and Donna Bergh exercised their warrants, and the Company issued 100,000 shares of common stock to them, at an exercise price of $0.50 per share.

The sale of the above referenced securities was exempt from registration with the Securities and Exchange Commission under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder.

Section 8 - Other Events

Item 8.01 Other Events.

On October 15, 2007, management of the Company announced that it has decided to recommend to the Board that the Annual Meeting of Stockholders should be held at the following place and time: Courtyard Marriott Buckhead, located at 3332 Peachtree Road NE, Atlanta, Georgia 30326, on Tuesday, December 6, 2007 at 7:30 a.m. The Company will mail its proxy statement to stockholders in advance of the meeting. The expected mailing date is November 5, 2007. All stockholder proposals must be received by the Company by November 5, 2007, in order to be considered timely. If such stockholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals that may come before the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, EAU Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAU TECHNOLOGIES, INC.

Dated: October 15, 2007	By:	/s/ Brian D. Heinhold
Brian D. Heinhold
Chief Financial Officer